Exhibit 99.1

Datavault AI Receives Notice of Nasdaq Trading Suspension;

Common Stock Eligible to Trade on OTC Markets

PHILADELPHIA, PA – November 13, 2026 – Datavault AI Inc. (“Datavault” or the “Company”) (OTC: DVLT), today announced that the Company expects its common stock will be eligible to trade on the over-the-counter market (“OTC Markets”) effective with the open of the market on November 17, 2026. The move to OTC Markets follows Nasdaq’s decision to suspend trading in the Company’s common stock effective November 17, 2026, due to the Company’s non-compliance with Nasdaq’s $1.00 minimum bid price requirement set forth in Nasdaq Listing Rule 5550(a)(2) and the “low stock price” rule set forth in Nasdaq Listing Rule 5810(c)(3)(A)(iii), which requires a suspension of Nasdaq trading for an issuer that evidences a closing bid price of less than $0.10 per share for ten consecutive business days.

The Company intends to request a hearing before the Nasdaq Hearings Panel to maintain its Nasdaq listing. At the hearing, the Company will present its plan to evidence compliance with the bid price requirement and to request an extension of time to do so and the reinitiation of trading and continued listing of the Company’s securities on Nasdaq as a result thereof.

About Datavault AI

Datavault AI Inc. verifies, values and tokenizes data and real-world assets for organizations and people. Its exchanges bring those assets to market. Through its media, acoustic and live-event technologies and services, the Company powers how organizations reach and engage customers across business and consumer channels. Its technologies are protected by a portfolio of issued patents, which the Company makes available through licensing. Learn more at www.dvlt.ai.

Cautionary Statement Regarding Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements reflect management’s current expectations, as of the date of this press release, and involve certain risks and uncertainties. Forward-looking statements include statements herein with respect to, among other things, the Company’s ability to list its common stock on a national exchange and the successful execution of the Company’s business strategy. The Company’s actual results could differ materially from those anticipated in these forward-looking statements as a result of various factors. Such risks and uncertainties include, among other things, the timing of regulatory processes, the ability to appeal, the actions of third parties, and management of growth and other risks and uncertainties that may be detailed from time to time in the Company’s reports filed with the SEC. There can be no assurance that a broker will continue to make a market in the Company’s common stock or that trading of the common stock will continue on an over-the-counter market or elsewhere. There can be no assurance that a favorable decision from the Panel will be obtained. Should one or more of these risks or uncertainties materialize, or should assumptions underlying forward-looking statements prove incorrect, actual results may differ materially from those described in this press release as intended, planned, anticipated, believed, estimated, or expected. Any forward-looking statement made by us in this press release is based on information currently available to us and speaks only as of the date on which it is made. Except to the extent required by law, we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events, a change in events, conditions, circumstances, or assumptions underlying such statements, or otherwise.

Media and investor contacts

Datavault
Edward Barger, VP, Investor Relations
IR@dvlt.ai

Media Contact: marketing@dvlt.ai